OPPENHEIMER EQUITY INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

OPPENHEIMER EQUITY INCOME FUND, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND:  The Board of Directors has duly classified 100,000,000 shares of undesignated common stock (par value $.0001 per share) of the Corporation into a new class of Common Stock of the Corporation known as “Class Y shares” and has provided for the issuance of such class.

THIRD:  The terms of the newly authorized and classified Class Y shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as established by the Board of Directors are as set forth in Article V of the Articles of Incorporation of the Corporation for all other classes of Common Stock of the Corporation. Pursuant to the Articles of Incorporation, the Board of Directors may establish such fees and sales charges in accordance with the 1940 Act and the applicable rule and regulations of the Financial Industry Regulatory Authority.

FOURTH:  As of immediately before the reclassification:

(a)  The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 (one billion) shares of common stock (par value $.0001 per share), of which 400,000,000 (four hundred million) are not classified and 600,000,000 (six hundred million) are classified as a series of Common Stock designated the “Oppenheimer Equity Income Fund” , consisting of four classes of common stock designated as 300,000,000 (three hundred million) Class A shares (par value $.0001 per share), 100,000,000 (one hundred million) Class B shares (par value $.0001 per share), 100,000,000 (one hundred million) Class C shares (par value $.0001 per share), and 100,000,000 (one hundred million) Class N shares (par value $.0001 per share).

(b)  The aggregate par value of all shares of stock of the Corporation having a par value is $100,000.

FIFTH:  As reclassified:

(a)  The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 (one billion) shares of common stock (par value $.0001 per share), of which 300,000,000 (three hundred million) are not further classified and 700,000,000 (seven hundred million) are classified as a series of Common Stock designated the “Oppenheimer Equity Income Fund”, consisting of five classes of common stock designated as 300,000,000 (three hundred million) Class A shares (par value $.0001 per share), 100,000,000 (one hundred million) Class B shares (par value $.0001 per share), 100,000,000 (one hundred million) Class C shares (par value $.0001 per share), 100,000,000 (one hundred million) Class N shares (par value $.0001 per share), 100,000,000 (one hundred million) Class Y shares (par value $.0001 per share).

(b)  The aggregate par value of all shares of stock of the Corporation having a par value is $100,000.

SIXTH:  These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

IN WITNESS WHEREOF, OPPENHEIMER EQUITY INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its Secretary and witnessed by its Assistant Secretary on February 22, 2011.

WITNESS:     OPPENHEIMER EQUITY INCOME FUND, INC.

/s/Taylor V. Edwards                                                   By: /s/Arthur S. Gabinet

Taylor V. Edwards, Assistant Secretary                      Arthur S. Gabinet, Secretary

THE UNDERSIGNED, Secretary of OPPENHEIMER EQUITY INCOME FUND, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Arthur S. Gabinet

Arthur S. Gabinet, Secretary